Exhibit 99.1

Amaero Reports Third Quarter 2026 Results, Provides Fourth Quarter 2026 Revenue Guidance

Third quarter revenue of $4.1 million, up 35% year-over-year; nine-month revenue of $11.5 million, up 170% year-over-year

Backlog of $13.4 million as of September 30, 2026, up 96% from year-end 2025

Completed U.S. IPO and Nasdaq listing in October 2026

Fourth quarter 2026 revenue guidance of $4.5 million to $5.0 million which would result in full year 2026 revenue of $16.0 million to $16.5 million, up 154% to 162%

MCDONALD, Tenn., November 9, 2026 -- Amaero Inc. (Nasdaq: AMRO) (ASX: 3DA) (“Amaero” or the “Company”), a leading U.S.-based producer of high-value refractory and titanium alloy spherical powders for additive manufacturing (“AM”) and advanced manufacturing, and a pioneer in Powder Metallurgy Hot Isostatic Pressing (“PM-HIP”) manufacturing of large near-net-shape components, today announced financial results for the third quarter ended September 30, 2026. Results are presented in U.S. dollars in accordance with U.S. GAAP; see “Basis of Presentation” below.

THIRD QUARTER 2026 HIGHLIGHTS

•
Revenue for the third quarter ended September 30, 2026 of $4.1 million, a 35% increase versus revenue of $3.1 million for the third quarter ended September 30, 2025.

•
Revenue for the nine months ended September 30, 2026 of $11.5 million, a 170% increase versus $4.3 million for the nine months ended September 30, 2025; trailing twelve-month revenue of $13.5 million versus $4.7 million for the twelve months ended September 30, 2025, an increase of 191%.

•
Backlog of $13.4 million as of September 30, 2026, up 96% from $6.9 million as of December 31, 2025, and up 180% from $4.8 million as of September 30, 2025; backlog as of September 30, 2026 includes $4.4 million attributable to the U.S. Department of War (“DoW”) refractory alloy powder development contract.

•
Awarded a $4.5 million contract in July 2026 from the DoW for the development of alternative refractory alloy powders to reduce cost and dependence on foreign sources of critical raw materials; two high-temperature alloys have been down-selected and produced on the Company’s gas atomization technology, and the 13-month program is expected to be completed in August 2027.

•
Secured the Company’s first Low-Rate Initial Production (“LRIP”) contract from Bechtel Plant Machinery, Inc. (“BPMI”) in July 2026, valued at $0.3 million, supporting the U.S. submarine industrial base – moving PM-HIP from development into low-rate initial production.

•
Resumed titanium powder production in late July 2026 following a pause of approximately six weeks, during which the Company concluded a comprehensive process, system and facility safety review with Jensen Hughes, a leader in safety and risk-based engineering, and implemented the resulting improvements and remediations; there were no purchase order cancellations during or following the production pause, and no employee attrition during the pause.

•
Commissioned the Company’s third EIGA Premium atomizer in June 2026; the Company now operates three EIGA Premium atomizers (two titanium and one refractory) with annual production capacity of approximately 680 metric tons, comprising approximately 480 metric tons of titanium powder and approximately 200 metric tons of refractory powder.

•
Commissioned a custom-designed and fabricated titanium powder sieving system in August 2026, which, together with the third EIGA Premium atomizer, expanded titanium throughput capacity by approximately 100%.

•
Argon gas recycling plant remains on track for commissioning in Q1 2027, and the fourth EIGA Premium atomizer remains on track for commissioning in June 2027.

FOURTH QUARTER 2026 REVENUE GUIDANCE

For the fourth quarter of 2026, Amaero expects revenue of $4.5 million to $5.0 million, up 121% to 146% from $2.0 million in the fourth quarter of 2025. Combined with revenue of $11.5 million for the nine months ended September 30, 2026, this implies full year 2026 revenue of $16.0 million to $16.5 million, up 154% to 162% from $6.3 million in 2025.

(US$ in millions)	Current Period	Prior Period	Y/Y Growth
Fourth Quarter 2026 (Oct.–Dec.) – Guidance	$4.5 – $5.0	$2.0	121% – 146%
Second Half 2026 (Jul.–Dec.) – Includes Q4 guidance	$8.6 – $9.1	$5.1	69% – 79%
Full Year 2026 (Jan.–Dec.) – Includes Q4 guidance	$16.0 – $16.5	$6.3	154% – 162%

Hank J. Holland, Amaero’s Chairman and CEO, commented:

“We are pleased to report our first results as a Nasdaq-listed company. In the third quarter, revenue increased 35% year-over-year to $4.1 million, and revenue for the first nine months of 2026 increased 170% year-over-year to $11.5 million. We also returned to titanium production following our facility safety review. I am proud of how our team managed through that process while keeping our customer relationships and workforce intact. Our third quarter gross margin was impacted by the restart of titanium production following the pause and the optimization of our new sieving system, which reduced titanium throughput and yields during the quarter.

Commercially, we are seeing the value of the work we have invested in over the past several years. Our PM-HIP capability has moved into production for the submarine industrial base, our refractory alloy powder technology is being applied to critical U.S. defense supply chain needs, and our backlog continues to build across the business.

In October, we listed our common stock on the Nasdaq Capital Market, a milestone that aligns our capital markets presence with our U.S. operations and customer base and strengthens our ability to invest in the next phase of our growth.

With the introduction of fourth quarter 2026 revenue guidance, we are giving investors greater visibility into the trajectory of the business. Looking ahead, we remain focused on bringing our next wave of capacity online, deepening our partnerships with defense and aerospace customers, and converting our backlog into revenue.”

Third Quarter 2026 Financial Results and Business Updates

Revenue for the three months ended September 30, 2026 was $4.1 million, a 35% increase versus Q3 2025 revenue of $3.1 million, reflecting growth in both product lines. PM-HIP components revenue more than doubled from $0.4 million for the three months ended September 30, 2025 to $0.9 million for the three months ended September 30, 2026, including the first revenue recognized under the Company’s LRIP contract with BPMI. Metal powders revenue increased $0.5 million, or 19%, from $2.7 million for the three months ended September 30, 2025 to $3.2 million for the three months ended September 30, 2026. The increase in metal powders revenue reflects the continued ramp of the Company’s atomization capacity following the commissioning of its second EIGA Premium atomizer in June 2025 and expansion of new and existing customer relationships.

Cost of revenue was $8.5 million for the three months ended September 30, 2026, compared to $3.1 million for the prior year period, resulting in a gross loss of $4.4 million for the three months ended September 30, 2026, compared to a gross loss of $0.1 million in the prior year period. The increase in cost of revenue and gross loss reflected the continued scale-up of the Company’s Tennessee manufacturing operations, together with the effects of the restart of titanium production in late July 2026. Following safety incidents, the Company paused titanium powder production for approximately six weeks, during which it concluded a comprehensive facility and process safety review and implemented the resulting improvements and remediations. In addition, the Company commissioned a custom-designed and fabricated titanium powder sieving system during August 2026, which, together with its third EIGA Premium atomizer, expanded its titanium throughput capacity by approximately 100%. The optimization of operating parameters resulted in reduced titanium powder throughput and lower yields. As a result, titanium production during the period was below installed capacity, a portion of production labor and fixed production costs was not absorbed into inventory, and lower yields increased the cost of titanium powder sold. The Company’s fixed production costs consist principally of plant salaried labor and overhead, depreciation on manufacturing equipment and leasehold improvements, and operating lease expense for its Tennessee facility. With the production equipment and the plant operating and technical teams supporting both its metal powders and PM-HIP product lines largely in place, the Company does not expect these fixed production costs to increase in proportion to revenue. As a result, the Company expects future revenue growth to drive operating leverage and improvement in gross margin.

Total operating expenses were $4.4 million for the three months ended September 30, 2026 compared to $4.1 million in the prior year period. Selling, general and administrative expenses were $4.3 million for the three months ended September 30, 2026, compared to $3.7 million in the prior year period, an increase of $0.5 million. The increase principally reflected $0.6 million of costs related to the redomiciliation of the Company from Australia to Delaware (the “Redomiciliation”) and the IPO, consisting primarily of legal and tax fees and audit fees related to the historical financial statements included in the IPO registration statement, none of which were directly attributable to the IPO, together with higher general corporate legal and audit fees, partially offset by a $0.5 million decrease in stock-based compensation, primarily reflecting higher forfeitures. Research and development expense was $0.1 million for the three months ended September 30, 2026, compared to $0.3 million in the prior year period.

Net loss attributable to Amaero Inc. stockholders was $9.1 million, or $0.38 per basic and diluted share, for the three months ended September 30, 2026, compared to $4.1 million, or $0.20 per basic and diluted share, in the prior year period. Net loss from continuing operations was also $9.1 million for the three months ended September 30, 2026 compared to $4.1 million in the prior year. Adjusted EBITDA, a non-GAAP financial measure, was $(7.1) million in the three months ended September 30, 2026, compared to $(3.1) million in the prior year period.

On October 16, 2026, the Company completed the U.S. initial public offering of its common stock (the “IPO”), in which it issued and sold 4,705,883 shares of its common stock at a public offering price of $4.25 per share. On October 19, 2026, the underwriters partially exercised their option to purchase additional shares, and the Company issued and sold an additional 306,814 shares of its common stock at the public offering price. The Company received aggregate net proceeds of $17.0 million, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.

The Company’s common stock began trading on the Nasdaq Capital Market under the symbol “AMRO” on October 15, 2026, and its CHESS Depositary Interests (“CDIs”) continue to be quoted on the Australian Securities Exchange (the “ASX”) under the symbol “3DA.” Amaero intends to use up to approximately $10.0 million of the net proceeds of the IPO to purchase capital equipment over the next 12 months, with the remaining proceeds to be used for general corporate purposes, including working capital, operating expenses, and research and development.

On October 7, 2026, the Company amended its EXIM Bank Credit Agreement to reduce the pledged collateral requirement from 20% to 10% of the outstanding loan balance, releasing approximately $2.1 million of restricted cash, to move the first testing date for the minimum liquidity covenant from September 30, 2027 to September 30, 2028, and to expand the collateral to include substantially all of the Company’s assets, subject to certain exceptions.

As of October 31, 2026, the Company had cash and cash equivalents of $19.3 million, reflecting proceeds from the IPO, net of underwriting discounts and commissions and offering costs paid through that date, and the release of restricted cash described above, partially offset by cash used in operating activities and for capital expenditures during October.

Conference Call Details

Amaero will host its inaugural earnings conference call and webcast as a Nasdaq-listed company today, Monday, November 9, 2026, at 4:30 p.m. Eastern Time (8:30 a.m. AEDT on Tuesday, November 10, 2026) to discuss its third quarter 2026 results and fourth quarter 2026 outlook.

Dial-in (U.S.): 877-407-8293

Dial-in (International): +1 201-689-8349

Webcast Link: Here

A replay of the webcast will be available following the call through November 23, 2026 on the Investor Relations section of the Company’s website here, or by dialing the following:

Dial-in (U.S.): 877-660-6853

Dial-in (International): +1 201-612-7415

Access ID: 13763578

About Amaero

Amaero Inc. is a leading U.S.-based producer of high-value refractory and titanium alloy spherical powders for additive manufacturing (“AM”) and advanced manufacturing, and a pioneer in Powder Metallurgy Hot Isostatic Pressing (“PM-HIP”) manufacturing of large near-net-shape components utilized by the defense, space, aviation, commercial nuclear and medical industries with manufacturing and corporate headquarters in Tennessee. We occupy a strategically critical position at the intersection of U.S. national security priorities that include rebuilding a more resilient and more scalable defense industrial base, reshoring sovereign manufacturing and supply chains and the adoption of additive and advanced manufacturing technologies. For more information, visit our investor website: www.amaeroinc.com

Basis of Presentation

These are the Company’s first quarterly results reported as a U.S.-domiciled, Nasdaq-listed company and are presented in U.S. dollars in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). Comparative 2025 amounts, amounts for prior 2026 interim periods and fiscal year amounts are also presented in U.S. dollars in accordance with U.S. GAAP and may differ from amounts previously reported by the Company on the ASX, which were prepared in Australian dollars in accordance with Australian Accounting Standards.

Backlog

Our backlog represents the portion of legally binding contracts that are expected to result in future revenue within the next twelve months and supports predictable revenue expansion and facilitates forward revenue visibility. Backlog may also include change orders for any contracts that have been formally contracted. Our backlog consists of firm orders for metal powder, which are not subject to any customer right of termination for convenience, and orders for PM-HIP components. Certain of our PM-HIP component contracts permit the customer to terminate for convenience. In those cases, we are generally entitled to payment for work performed and costs incurred, subject to other adjustments, through the termination date, determined under the applicable contract’s terms.

Non-GAAP Financial Measures

In addition to the financial information prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we provide a non-GAAP financial measure. We define “Adjusted EBITDA” as income (loss) from continuing operations before interest, taxes, depreciation, and amortization, further adjusted to remove the impact of stock-based compensation, and costs related to the Redomiciliation, the IPO and preparation for the IPO. Income (loss) from continuing operations is the GAAP measure most directly comparable to Adjusted EBITDA, as net loss includes results from discontinued operations for historical periods. We use Adjusted EBITDA in conjunction with other GAAP measures to evaluate the effectiveness of our business strategies, make strategic decisions, and communicate with our board of directors and investors concerning our financial performance. We use this non-GAAP financial measure to assess our financial performance because it allows us to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense and income), asset base (such as depreciation and capital expenditures) and other items (such as non-recurring or non-cash costs) that impact the comparability of financial results from period to period. We believe that the presentation of this non-GAAP financial measure provides useful information to investors and analysts in assessing our financial performance and results of operations across reporting periods by excluding items we do not believe are indicative of our core operating performance.

Our non-GAAP financial measure should not be considered as an alternative to the most directly comparable GAAP financial measure. You are encouraged to evaluate each of these adjustments and the reasons management considers them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentation. Our presentation of this non-GAAP financial measure should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of Adjusted EBITDA in the future, and any such modification may be material. Adjusted EBITDA has important limitations as an analytical tool, and you should not consider this non-GAAP financial measure in isolation or as a substitute for analysis of our operating results as reported under GAAP. Adjusted EBITDA may be defined differently by other companies in our industry and may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The table at the end of this press release presents a reconciliation of Adjusted EBITDA to loss from continuing operations, the most directly comparable GAAP financial measure, for the three and nine months ended September 30, 2026 and 2025.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statements relating to expectations concerning matters that are not historical facts, including those indicated with words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or similar expressions, may constitute forward-looking statements. Forward-looking statements include, without limitation, our financial guidance; our ability to realize the benefit of customer contracts; the expected timelines, impacts and cost of capital projects; our ability to grow our backlog and convert backlog into revenue; our ability to improve margins, including by increasing revenue relative to our fixed costs; and our use of proceeds from our initial public offering.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure readers that such expectations will prove to be correct or that our expectations will not change in the future. These forward-looking statements involve risks, uncertainties and assumptions, including those related to our relatively limited operating history, which makes it difficult to evaluate our business and prospects and changes in macroeconomic conditions. The actual results may differ materially from those anticipated in the forward-looking statements as a result of numerous factors, many of which are beyond our control.

These and other factors are disclosed in our annual and quarterly reports filed from time to time with the Securities and Exchange Commission, which are available at www.sec.gov and on our website (https://www.amaeroinc.com). Readers are urged not to place undue reliance on these forward-looking statements, which speak to our expectations only as of the date of this press release. We do not undertake any obligation to update any forward-looking statement contained in this press release to reflect events or circumstances arising after the date hereof, except as required by law.

For further information, please contact:

Amaero Inc.

Brett Paduch

Chief Financial Officer

brett.paduch@amaeroinc.com

Media & Investor Inquiries in United States Media & Investor Inquiries in Australia

Shannon Devine Jane Morgan

MZ Group Jane Morgan Management

amaero@mzgroup.us jm@janemorganmanagement.com.au

AMAERO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue	$4,113	$3,050	$11,510	$4,269
Cost of revenue	8,493	3,142	19,078	7,638
Gross loss	(4,380)	(92)	(7,568)	(3,369)
Operating expenses:
Selling, general and administrative expenses	4,276	3,727	14,127	9,543
Research and development expenses	138	266	201	274
Loss on dispositions and impairment	—	120	108	120
Total operating expenses	4,414	4,113	14,436	9,937
Loss from operations	(8,794)	(4,205)	(22,004)	(13,306)
Other income (expense):
Other income, net	122	72	208	76
Interest income	94	168	482	403
Interest expense	(479)	(132)	(1,176)	(170)
Total other income (expense), net	(263)	108	(486)	309
Loss from continuing operations before income taxes	(9,057)	(4,097)	(22,490)	(12,997)
Income tax benefit (expense)	—	—	—	—
Loss from continuing operations	(9,057)	(4,097)	(22,490)	(12,997)
Income from discontinued operations, net of tax	—	1	—	171
Net loss attributable to Amaero Inc. stockholders	$(9,057)	$(4,096)	$(22,490)	$(12,826)
Basic and diluted net loss per share — continuing operations	$(0.38)	$(0.20)	$(0.94)	$(0.73)
Basic and diluted net income per share — discontinued operations	$—	$—	$—	$0.01
Basic and diluted net loss per share	$(0.38)	$(0.20)	$(0.94)	$(0.72)
Weighted-average shares outstanding — basic and diluted	23,833,180	20,137,052	23,824,398	17,880,540

AMAERO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Cash and cash equivalents	$4,959	$31,852
Accounts receivable, net	2,862	1,333
Contract assets, net	1,013	10
Inventories	6,026	5,884
Prepaid expenses	716	985
Deferred offering costs	2,132	—
Other current assets	1,093	652
Total current assets	$18,801	$40,716
Property, plant, and equipment, net	49,252	35,433
Operating lease, right-of-use assets	9,952	10,097
Other non-current assets	2,439	1,268
Restricted cash	4,675	3,333
Total assets	$85,119	$90,847
Liabilities and stockholders’ equity
Accounts payable	8,681	2,536
Accrued liabilities	1,914	1,588
Accrued interest	16	256
Contract liabilities	551	119
Operating lease liabilities, current	1,003	988
Current portion of long-term debt	932	—
Total current liabilities	$13,097	$5,487
Long-term debt, net	22,075	14,936
Operating lease liabilities, noncurrent	9,724	9,715
Other non-current liabilities	879	1,043
Total liabilities	$45,775	$31,181
Stockholders’ equity
Common stock, par value $0.00001; 150,000,000 shares authorized; 23,833,180 and 23,814,555 shares issued and outstanding at September 30, 2026 and December 31, 2025, respectively	—	—
Additional paid-in capital	124,483	122,388
Accumulated deficit	(84,538)	(62,048)
Accumulated other comprehensive loss	(601)	(674)
Total stockholders’ equity	$39,344	$59,666
Total liabilities and stockholders’ equity	$85,119	$90,847

AMAERO INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands, except share and per share data)

(unaudited)

	Nine months ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss attributable to Amaero Inc. stockholders	$(22,490)	$(12,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Non-cash items:
Depreciation	1,527	753
Share-based compensation expense	2,016	1,755
Non-cash portion of operating lease expense	154	168
Amortization of debt discount and debt issuance costs	334	49
Accretion of asset retirement obligation	24	22
Impairment and loss on disposal of assets	108	120
Changes in assets & liabilities:
Accounts receivable, net	(1,528)	(990)
Contract assets, net	(1,003)	(10)
Inventories	(142)	(5,140)
Prepaid expenses and other current assets	(302)	1
Other non-current assets	(1,172)	(811)
Accounts payable	3,435	1,987
Accrued liabilities	(172)	647
Accrued interest	(240)	88
Contract liabilities	431	2
Operating lease liabilities	—	14
Other non-current liabilities	(222)	(109)
Net cash used in operating activities	$(19,242)	$(14,280)
Cash flows from investing activities:
Payments for property, plant, and equipment	(13,925)	(15,972)
Net cash used in investing activities	$(13,925)	$(15,972)
Cash flows from financing activities:
Proceeds from borrowings	8,138	7,577
Transaction costs for borrowings	(279)	(177)
Proceeds from issuance of common stock	—	46,368
Proceeds from exercise of warrants	75	717
Proceeds from exercise of employee stock options	—	81
Transaction costs from issuance of common stock	—	(2,890)
Payments of deferred offering costs	(447)	—
Net cash provided by financing activities	$7,487	$51,676
Net increase (decrease) in cash, cash equivalents, and restricted cash	$(25,680)	$21,424
Effect of exchange-rate changes on cash and cash equivalents	129	66
Cash, cash equivalents, & restricted cash at beginning of period	35,185	12,109
Cash, cash equivalents, & restricted cash at end of period	$9,634	$33,599

The following table provides a reconciliation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets to the total of the same amounts shown in the condensed consolidated statements of cash flows:

	September 30,
	2026	2025
Cash and cash equivalents	$4,959	$31,927
Restricted cash	4,675	1,672
Total cash, cash equivalents, and restricted cash	$9,634	$33,599

AMAERO INC. AND SUBSIDIARIES

REVENUE AND ADJUSTED EBITDA RECONCILIATION

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
Revenue
Metal powders	$3,201	$2,679	$9,396	$3,537
PM-HIP components	912	371	2,114	732
Total revenue	$4,113	$3,050	$11,510	$4,269
Year-over-year revenue growth	35%		170%
Adjusted EBITDA reconciliation
Loss from continuing operations	$(9,057)	$(4,097)	$(22,490)	$(12,997)
Interest income	(94)	(168)	(482)	(403)
Interest expense	479	132	1,176	170
Income tax (benefit) expense	—	—	—	—
Depreciation & amortization	592	369	1,527	753
Stock-based compensation	322	692	2,016	1,755
IPO-related costs(1)	644	—	2,628	—
Adjusted EBITDA	$(7,114)	$(3,072)	$(15,625)	$(10,722)

(1) Represents non-ordinary course costs incurred related to the Redomiciliation and preparation for and costs related to the IPO.